LMI Aerospace, Inc. 8-K

Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into between LMI AEROSPACE, INC. (“Employer”) and DAVID J. WRIGHT (“Executive”).

1.             Purpose and Employment. The purpose of this Agreement is to define the relationship between Employer as an employer and Executive as an employee of Employer. Employer hereby employs Executive, and Executive hereby accepts employment with Employer upon all of the terms and conditions set forth in this Agreement.

2.            Duties and Position.

A.          Position. Employer hereby employs Executive as its Vice President, Corporate & Business Development, reporting to the Chief Executive Officer of LMI Aerospace. Executive’s title and/or reporting structure may be modified by the Employer during Executive’s employment, subject to Section 5(C)2.

B.          Duties. Executive shall perform and discharge well and faithfully, on behalf of Employer and its subsidiaries, duties commensurate with the position of Vice President, Corporate & Business Development. Executive shall also perform any such other and further duties, responsibilities, and functions, at such locations, and in such manner as may be specified from time to time by the Employer during Executive’s employment.

C.          Duty of Loyalty. Executive agrees to devote so much of Executive’s time, attention and energies to the business of Employer as is necessary for the successful operation of Employer and shall endeavor at all times to improve the business of Employer. Executive shall not engage in any other business activities without the advance written consent of Employer. Such consent by Employer shall not be unreasonably withheld provided that such other business activities do not detract from or violate Executive’s duties for and obligations to Employer.

D.          Compliance with Employer Policies. Executive agrees to comply with and be subject to all of Employer’s policies and procedures, including reasonable amendments to such policies and procedures adopted by Employer during the term of Executive’s employment, as well as such reasonable rules and regulations as are adopted from time to time by Employer.

3.            Term. The term of Executive’s employment under this Agreement shall commence at the Effective Time, as defined in that certain Agreement and Plan of Merger, dated as of February 16, 2017, by and between Sonaca S.A., Sonaca USA Inc., Luminance Merger Sub, Inc. and LMI Aerospace, Inc.(“Effective Date”) and shall continue until terminated by either Party in accordance with the terms of this Agreement (“Term”). Each full year of the Term shall be referred to herein as a “Term Year.”

Employment Agreement

4.            Compensation

A.          Base Salary. For all services to be rendered by Executive in any capacity hereunder, Executive shall be entitled to receive from Employer an annual “Base Salary” in the amount of Two Hundred and Thirty-Four Thousand, Six Hundred Dollars ($234,600.00). Executive’s Base Salary shall be increased by at least three percent (3%) each Term Year. Such Base Salary, as so increased, shall constitute “Base Salary” hereunder. The then current Base Salary shall not be reduced during the Term. All payments of Base Salary shall be paid in accordance with Employer’s normal payroll procedures and shall be less any authorized or required payroll deductions. In the event this Agreement is in effect for only a portion of any particular year, the amount of Executive’s Base Salary for that year shall be prorated on the basis of the actual number of pay periods during such year that this Agreement was in effect.

B.	Bonuses and Incentives.

1.          Initial Bonus: Executive shall be entitled to an initial bonus in the amount of One Hundred and Five Thousand Dollars ($105,000.00) (“Initial Bonus”). The Initial Bonus shall be paid within five (5) calendar days of Closing and shall be less such amounts are required to be withheld by law. Executive acknowledges that the Initial Bonus is in full satisfaction of any obligation of the Employer to award a Long-Term Incentive (as defined in the Prior Employment Agreement) under the Prior Employment Agreement.

2.          Annual Performance Bonus: Executive shall be eligible for annual bonuses each calendar year (each an “Annual Performance Bonus”) beginning with calendar year 2017. The Annual Performance Bonuses shall be equal to not less than fifteen percent (15%) of the then current annual Base Salary and up to thirty-three percent (33%) of the then current annual Base Salary, provided that LMI and Sonaca Group meet certain performance objectives for the subject calendar year, which objectives shall be determined and agreed upon between Executive and Employer no later than sixty (60) days after the start of each calendar year. The performance objectives for 2017 are attached as Exhibit A hereto. In no event shall Employer be obligated to pay Executive any Annual Performance Bonus if minimum performance goals are not achieved. Each Annual Performance Bonus shall be paid in the following calendar year on or before March 15 and shall be less such amounts as are required to be withheld by law. In the event of a Qualifying Termination (defined in Section 5 below) or upon Executive’s death or termination as a result of Executive’s disability, Executive shall be entitled to a prorated amount of the Annual Performance Bonus for the calendar year in which the Qualifying Termination occurred which shall be paid to Executive no later than March 15th of the year following the year in which the Qualifying Termination occurred.

Employment Agreement

3.          Annual Incentive Payment: Executive shall be entitled to an annual incentive payment for each calendar year (each an “Annual Incentive Payment”) beginning with calendar year 2018. The value of the Annual Incentive Payment will be $52,500.00 for 2018 and will increase by a minimum of 3% each Calendar Year. The Annual Incentive Payment for each calendar year shall vest in three (3) installments, the first installment of which will vest on the last day of the calendar year to which it pertains and the second and third installments of which will vest on the last day of the two (2) successive calendar years immediately following the calendar year to which the Annual Incentive Payment pertains (each a “Vesting Date”), provided that Executive is employed on the Vesting Date. Each Annual Incentive Payment shall be paid over a three (3) year period beginning on January 30 of the three (3) successive calendar years immediately following each Vesting Date. For purposes of illustration, the Annual Incentive Payment for calendar year 2018 of $52,500.00, will vest in three (3) installments on December 31, 2018, December 31, 2019, and December 31, 2020, and will be paid in three (3) equal installments of $17,500.00 on January 30, 2019, January 30, 2020, and January 30, 2021. All payments of the Annual Incentive Payment shall be less such amounts as are required to be withheld by law. In the event of any termination of Executive’s employment, for any reason, Executive shall be entitled to payment of any fully or partially vested Annual Incentive Payments, which shall be paid to Executive no later than March 15th of the year following the year to which Executive’s termination of employment occurs.

4.          Annual Performance Incentive Payment: Executive shall be eligible for annual performance incentive payments each calendar year (each an “Annual Performance Incentive Payment”) beginning with calendar year 2018, provided that LMI and Sonaca Group meet performance objectives for the subject calendar year, which objectives shall be determined and agreed upon between Executive and Employer no later than sixty (60) days after the start of each calendar year, and further provided that Executive is maintaining a satisfactory level of performance as reasonably determined by Employer. The Annual Performance Incentive Payment for each calendar year shall be equal to not less than fifty percent (50%) and up to one hundred and ten percent (110%) of the target amount which for 2018 will be $52,500.00 and will increase by a minimum of 3% each Calendar Year. Each Annual Performance Incentive Payment shall vest in three (3) installments, the first installment of which will vest on the last day of the calendar year to which it pertains and the second and third installments of which will vest on the last day of the two (2) successive calendar years immediately following the calendar year to which the Annual Performance Incentive Payment pertains (each a “Vesting Date”), provided that Executive is employed on the Vesting Date. Each Annual Performance Incentive Payment shall be paid over a three (3) year period beginning on January 30 of the three (3) successive calendar years immediately following the calendar to which the Annual Performance Incentive Payment pertains. For purposes of illustration, assuming Executive is entitled to 100% of the Annual Performance Incentive Payment, the Annual Performance Incentive Payment for calendar year 2018 will equal $52,500.00, which will vest in three (3) installments on December 31, 2018, December 31, 2019, and December 31, 2020, and will be paid in three (3) equal installments of $17,500.00 on January 30, 2019, January 30, 2020, and January 30, 2021. All payments of the Annual Performance Incentive Payment shall be less such amounts as are required to be withheld by law. In the event of a Qualifying Termination (defined in Section 5 below) or upon Executive’s death or termination as a result of Executive’s disability, Executive shall be entitled to a prorated amount of one-third (1/3) of the total Annual Performance Incentive Payment for the calendar year in which the Qualifying Termination occurred, which shall be paid to Executive no later than March 15th of the year following the year in which Executive’s termination of employment occurred. In the event of any termination of Executive’s employment, for any reason, Executive shall be entitled to payment of any fully or partially vested Annual Performance Incentive Payments which shall be paid to Executive no later than March 15th of the year following the year in which Executive’s termination of employment occurred. In no event shall Employer be obligated to pay Executive the Annual Performance Incentive Payment if minimum performance goals are not met.

Employment Agreement

C.	Fringe Benefits.

1.          Provided that Executive meets the applicable eligibility requirements, Executive shall be eligible to participate in such employee fringe benefit plans as may be authorized and adopted from time to time by Employer, including the following: any health insurance plan; any medical reimbursement plan; any qualified retirement plan; any disability or leave pay plan; any disability insurance plan; any group term life insurance plan; and such other employee benefit plans offered by Employer for which Executive is eligible pursuant to the terms of such plans. Employer may also furnish such other benefits to Executive as Employer shall determine from time to time within its sole discretion to be in the best interests of Employer and Executive.

2.          Employer shall provide Executive during the term of Executive’s employment an annual automobile allowance in the amount of Seven Thousand Dollars ($7,000.00). The automobile allowance shall be increased by at least three percent (3%) each Term Year. Such amount shall be paid to Executive no later than March 15th of the year following the year for which it is provided.

3.          Employer retains the right to implement, modify or discontinue these benefits at any time, with or without notice.

D.            Business Expenses. Throughout the term of Executive’s employment hereunder, Employer shall reimburse Executive for all reasonable and necessary travel, entertainment, and other business expenses that may be incurred in direct connection with the performance of Executive’s duties hereunder and in accordance with policies concerning travel and expense reimbursement adopted from time to time by Employer.

Employment Agreement

E.            Paid Leave. Executive shall be entitled to paid vacation time (“Vacation”) to use during each Term Year. The numbers of days of Vacation shall be at the discretion of Executive, provided however, that any Vacation shall be taken by Executive at such time or times as do not conflict, as reasonably practicable, with Executive’s duties and responsibilities hereunder. As Vacation is not earned or accrued annually, Executive shall not receive any compensation for unused Vacation. Executive shall also be eligible for other paid leave in accordance with Employer’s policies, as amended, adopted, suspended or terminated from time to time by Employer.

5.             Termination of Employment. The phrase “termination of employment” shall mean that Executive has incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations thereunder.

A.            Termination by Employer for “Cause.” This Agreement and Executive’s employment hereunder may be immediately terminated by Employer, at its option, for “Cause,” either with or without notice, if Executive shall:

1.          Engage in negligent or willful misconduct; or

2.          Perform his/her duties in a significantly unsatisfactory manner against position expectations (other than such failure resulting from physical or mental illness) and fail to improve such performance in response to corrective feedback;

3.          Violate material Employer codes or policies (such as, but not limited to, the Code of Ethics and Business Conduct, and policies regarding harassment, workplace violence, confidential information or drug testing); or

4.          Commit acts of dishonesty of any kind, including willful misrepresentation, falsification of records, or breach of Executive’s fiduciary duty to Employer, in Executive’s interactions or dealings with the Employer, its Executives or customers.

5.          Refuse to comply with any reasonable, lawful direction of the Board or Employer officer; or

6.          Engage in business practices or conduct that, in the reasonable opinion of the Employer, may or will result in a material injury or loss to Employer, including damage to customer relations or business prospects; or

7.          Use alcohol, to the extent that such use interferes with the performance of the Executive’s obligations under this Agreement or causes or could cause embarrassment or reputational damage to Employer, continuing after written warning, or use of illegal drugs, with or without previous warning; or

Employment Agreement

8.          Lose or have suspended any licenses, clearances or bonding required to perform Executive’s duties under this Agreement; or

9.          Willfully violate any law, rule, or government regulation (other than traffic violations, misdemeanors, or similar offenses that do not involve moral turpitude) or be convicted of or plead nolo contendere to any felony.

For purposes of defining Cause, no act, or failure to act, of Executive shall be considered “willful” unless done, or omitted to be done, by Executive deliberately and with knowledge of the consequences of such action or inaction. In the event of any such termination for Cause by Employer, Employer shall be obligated to pay Executive (i) the Base Salary due Executive under this Agreement up to Executive’s termination date; and (ii) any vested, but unpaid, Annual Incentive Payment and/or Annual Performance Incentive Payment. Such amounts will be paid to Executive no later than March 15th of the year following the year in which Executive’s termination for Cause occurred.

B.            Termination by Employer Without Cause. This Agreement and Executive’s employment hereunder may be immediately terminated by Employer without Cause. In the event of any such termination by Employer without Cause, Employer shall be obligated to pay Executive (i) the Base Salary due Executive under this Agreement up to Executive’s termination date; (ii) any vested, but unpaid, Annual Incentive Payment and/or Annual Performance Incentive Payment; (iii) a prorated amount of the Annual Bonus and the Annual Performance Incentive Payment for the calendar year in which the termination occurred; and (iv) Severance as defined below. The amounts due to Executive, other than Severance (which shall be paid in accordance with Section 6(A) below) shall be paid to Executive no later than March 15th of the year following the year in which Executive’s termination by Employer without Cause occurred.

C.            Termination by Executive.

1.          This Agreement and Executive’s employment hereunder may be terminated by Executive with thirty (30) calendar days’ written notice (“Notice Period”) to Employer. Upon receiving notice of termination from Executive, Employer reserves the right to terminate this Agreement immediately or at any time during the Notice Period. Provided Executive has given the required thirty (30) calendar days’ notice, if Employer elects to terminate this Agreement before the termination date set forth in Executive’s notice, Employer shall be obligated to continue to pay Executive the Base Salary that would have been due Executive under this Agreement to the end of Executive’s Notice Period, but not exceeding thirty (30) days. If Executive terminates this Agreement with less than thirty (30) calendar days’ notice or if Executive elects not to remain employed for the full Notice Period, Employer shall only be obligated to pay Executive the Base Salary due Executive up to the earlier of (i) the end of Executive’s Notice Period or (ii) the termination date set by Employer. Employer shall further be obligated to pay Executive any vested, but unpaid, Annual Incentive Payment and/or Annual Performance Incentive Payment. The amounts due to Executive shall be paid to Executive no later than March 15th of the year following the year in which Executive’s termination occurred.

Employment Agreement

2.          Notwithstanding anything to the contrary in this section (C), in the event Executive terminates this Agreement for Good Reason, Employer shall be obligated to pay Executive (i) the Base Salary due Executive under this Agreement through the Notice Period; (ii) any vested, but unpaid, Annual Incentive Payment and/or Annual Performance Incentive Payment; (iii) a prorated amount of the Annual Bonus and the Annual Performance Incentive Payment for the calendar year in which the termination occurred; and (iv) Severance as defined below. The amounts due to Executive, other than Severance (which shall be paid in accordance with Section 6(A) below) shall be paid to Executive no later than March 15th of the year following the year in which Executive’s termination for Good Reason occurred. “Good Reason” is defined as the occurrence of any of the following:

a.          An involuntary reduction or diminution in Executive’s title, authority, duties, reporting relationship or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law), relative to Executive’s title, duties, authority, reporting relationship or responsibilities in effect immediately prior to such reduction which would cause Executive’s position with Employer to become of materially less responsibility, authority and/or importance; or

b.          Requiring Executive to relocate his primary work location more than fifty (50) miles from his/her then-present location; or

c.          A material reduction in Executive’s salary, bonus opportunity or benefits; or

d.          Executive is not given sufficient authority for Executive to carry out the responsibilities contemplated hereunder; or

e.          Employer otherwise materially breaches this Agreement.

3.          In order to qualify as Good Reason, in addition to the occurrence of one of the circumstances above, Executive must:

a.          provide written notice to Employer of Good Reason no more than ninety (90) days after the initial existence of Good Reason, and

b.          afford Employer thirty (30) days to remedy the material change or breach, and

c.          Executive must terminate within one-hundred-twenty (120) days following the initial existence of any Good Reason if Employer fails to remedy the same.

Employment Agreement

D.            Death of Executive. This Agreement and Executive’s employment hereunder shall terminate automatically upon the death of Executive. In the event Executive’s employment is terminated by reason of Executive’s death, Employer shall pay to Executive’s estate (i) the Base Salary due Executive under this Agreement up to Executive’s termination date; (ii) any vested, but unpaid, Annual Incentive Payment and/or Annual Performance Incentive Payment; and (iii) a prorated amount of the Annual Bonus and the Annual Performance Incentive Payment for the calendar year in which the termination occurred. The amounts due to Executive shall be paid to Executive no later than March 15th of the year following the year in which Executive’s death occurred.

E.             Disability of Executive. This Agreement and Executive’s employment hereunder may be terminated in the event of Executive’s disability. For purposes of this Agreement, “disability” shall mean Executive cannot perform the essential functions of Executive’s employment position, with or without a reasonable accommodation, by reason of physical or mental impairment or other similar causes for a continuous period of ninety (90) days and under circumstances where it is not expected that Executive will be able to return to the continuous full-time performance of Executive’s duties within a period of twelve (12) months from the date such disability began. Such disability shall be certified by a duly licensed physician, and in the event Executive and Employer disagree, each shall select a duly licensed physician to examine Executive and the two physicians shall appoint a third duly licensed physician to examine Executive, in which case the findings of a majority shall control. The cost involved in such examination shall be borne by Company. It is understood that Executive’s occasional sickness or other incapacity of short duration (a “temporary disability”) may not result in Executive having a disability, however, any such temporary disability may constitute disability if such temporary disability is prolonged or recurring. The foregoing definition of disability is not intended to and shall not affect the definition of “disability” or any similar or related term in any insurance policy Employer may provide. If Employer elects to terminate the employment relationship on this basis, Employer shall notify Executive or Executive’s representative in writing and the termination shall become effective on the date that such notification is given. In the event of a termination of employment by reason of Executive’s disability, Employer shall pay to Executive (i) the Base Salary due Executive under this Agreement up to Executive’s termination date; (ii) any vested, but unpaid, Annual Incentive Payment and/or Annual Performance Incentive Payment; and (iii) a prorated amount of the Annual Bonus and the Annual Performance Incentive Payment for the calendar year in which the termination occurred. The amounts due to Executive shall be paid to Executive no later than March 15th of the year following the year in which Executive’s disability occurred.

F.            Corporate Dissolution. This Agreement and Executive’s employment hereunder shall terminate in the event of the termination of the business or corporate existence of Employer. In the event of any such termination by Employer, Employer shall be obligated to pay Executive (i) the Base Salary due Executive under this Agreement up to Executive’s termination date; (ii) any vested, but unpaid, Annual Incentive Payment and/or Annual Performance Incentive Payment; (iii) a prorated amount of the Annual Bonus and the Annual Performance Incentive Payment for the calendar year in which the termination occurred; and (iv) Severance as defined below. The amounts due to Executive, other than Severance (which shall be paid in accordance with Section 6(A) below) shall be paid to Executive no later than March 15th of the year following the year in which Executive’s termination due to termination of the business or corporate existence of Employer occurred.

Employment Agreement

G.            Reconciliation of Compensation Owed Executive. After any termination of Executive’s employment hereunder, all compensation and amounts due to Executive with respect to work performed or expenses incurred prior to the date of termination shall be reconciled with amounts due to Employer from Executive. Each party shall be entitled to offset against any amounts that may be due to the other party such amounts as are due from such other party to it or him. The parties shall proceed expeditiously to accomplish the foregoing, and the resulting amount due from one party to the other shall be paid promptly after it is determined but in no event later than March 15th of the year following the year of Executive’s termination of employment.

H.            Executive Cooperation. Following any notice of termination, Executive shall fully cooperate with Employer in all matters relating to the winding up of Executive’s pending work on behalf of Employer and the orderly transfer of any such pending work to such other Executives of Employer as may be designated by Employer. To that end, Employer shall be entitled to such full time or part time services of Executive as Employer may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination. Executive further agrees to cooperate with and provide assistance to Employer and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting Employer, in which (in the reasonable judgment of Employer) Executive’s assistance or cooperation is needed. Executive shall, when requested by Employer, provide testimony or other assistance and shall travel at Employer’s request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, Employer shall attempt to accommodate Executive’s schedule, shall provide Executive with reasonable notice in advance of the times in which Executive’s cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with such matters.

6.            Severance. In the event of a termination by Employer without Cause as defined in Section 5(B), by Executive for Good Reason as defined in Section 5(C), or in the case of Corporate Dissolution as defined in Section 5(F) (each a “Qualifying Termination”), Employer agrees to provide Executive with the following payments and benefits, which shall be referred to as “Severance.” As a condition of receiving the Severance hereunder, Executive will be required to execute a release agreement in a form reasonably acceptable to Executive and Employer.

A.            Severance Pay.

1.          In the event of a Qualifying Termination occurring on or after the Effective Date until the first anniversary of the Effective Date, Employer shall provide Executive with Severance Pay in an amount that is equal to two and one-half times (2 ½ x) Executive’s then current annual Base Salary.

Employment Agreement

2.          In the event of a Qualifying Termination occurring on or after the first anniversary of the Effective Date until the second anniversary of the Effective Date, Employer shall provide Executive with Severance Pay in an amount that is equal to one and one half times (1.5 x) Executive’s then current annual Base Salary.

3.          In the event of a Qualifying Termination occurring on or after the second anniversary of the Effective Date or any time thereafter, Employer shall provide Executive with Severance Pay in an amount that is equal to one times (1 x) Executive’s then current annual Base Salary.

Severance Pay shall be less such amounts required to be withheld by law. The Severance Pay shall be paid following termination in equal installments per Employer’s regular pay schedule over the length of the period of Base Salary on which the amount of Severance Pay is based (e.g. one-year period if Qualifying Termination occurs on or after the second anniversary of the Effective Date), commencing on the next regular payroll date following after the date the revocation period for the release agreement described below has expired and no revocation has occurred. If any payment hereunder fails to be exempt from Internal Revenue Code (“Code”) Section 409A, and the applicable revocation period spans two calendar years, commencement of payment of the installments will not occur until the second calendar year and after the release agreement has become effective.

B.            Benefits Continuation. In addition to Severance Pay, if Executive elects continuation coverage under one or more of Employer’s health plans (“Health Plans”) pursuant to the continuation coverage terms of such Health Plan(s) and as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then for a period equal to the lesser of eighteen (18) months or the number of months of Severance Pay (“Benefits Continuation Period”), Executive shall pay a reduced, monthly COBRA premium for continuation coverage. The monthly premium to be paid by Executive shall be equal to the payroll deduction contribution then being paid, each month, by Employer’s actively employed, similarly situated executives, for the selected Health Plans’ coverage. Such coverage shall be provided in accordance with terms of the Health Plan(s) as may exist or may be amended from time to time. If Executive elects to continue COBRA coverage beyond the Benefits Continuation Period, Executive will be responsible for payment of the full, regular COBRA premium for any coverage continuation thereafter. In the event the Health Plan for which Executive’s COBRA coverage is provided is subject to the nondiscrimination rules under section 105(h) of the Code, the amount of the payment of the full, regular COBRA premium less the amount paid by Executive will be treated as taxable income to Executive.

Employment Agreement

7.            Confidential Information.

A.            Non-Disclosure. Executive shall, during the course of Executive’s employment and at all times subsequent to Executive’s employment, hold in strictest and total confidence all Confidential Information. Executive will at no time, except as authorized by Employer in writing or as required by any law, rule or regulation after providing prior written notice to Employer within sufficient time for Employer to object to production or disclosure or quash subpoenas related to the same, directly or indirectly, use for Executive’s benefit or for the benefit of others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any Confidential Information, nor shall Executive permit any other person or entity to use Confidential Information in competition with Employer. Executive acknowledges that disclosure of Confidential Information to or use of the same by third parties would greatly affect the effective and successful conduct of the business of Employer and the goodwill of Employer, and that any breach of the terms of this subsection (A) shall be a material breach of this Agreement.

B.            Defend Trade Secrets Act (DTSA) Notice. Pursuant to 18 USC § 1833(b), Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, should Executive pursue legal action against Employer for retaliation based on the reporting of a suspected violation of law, Executive may disclose a trade secret to his/her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

C.            Definitions.

1.          “Confidential Information” shall mean any information proprietary to Employer and not generally known, including trade secrets; Inventions; technology, whether now known or hereafter discovered; information pertaining to research, development, techniques, engineering, purchasing, marketing, selling, accounting, licensing, know how, processes, products, equipment, devices, models, prototypes, computer hardware, computer programs and flow charts, program code, software libraries, databases, formulae, compositions, discoveries, cost systems, pending business transactions, the identity of customers and potential customers, and the particular needs and requirements of customers; customer lists; customer histories and records; personnel information; financial information; and confidential and proprietary information of customers and other third parties received by Employer. Confidential Information shall also include all derivatives thereof, any information that qualifies as a “trade secret” under the Uniform Trade Secret Act or the Defend Trade Secrets Act of 2016.

Employment Agreement

2.          “Invention” shall mean all ideas, discoveries, developments, inventions, improvements, innovations, technology, computer programs, software, products, methods, systems or plans, whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright, or similar laws, relating in any manner to any of Employer’s present or future products, services, manufacturing or research.

3.          The term Confidential Information shall not apply to the following: (a) information that is or becomes public knowledge other than through the fault of Executive; (b) information that is received by Executive from a third party who is under no obligation to keep the information confidential; (c) information that Executive can show by written records was in Executive’s possession prior to the date of disclosure by Employer to Executive of the Confidential Information in question; or (d) information that is individually developed by Executive, and that Executive can show by written or other tangible evidence was so independently developed.

D.            Return of Confidential Information. Upon termination of Executive’s employment with Employer or at any other time upon Employer’s request, Executive shall deliver promptly to Employer all originals and all copies (including photocopies, facsimiles, and computer or other means of electronic storage whether now known or hereafter discovered) of all documents and other materials then in the Executive’s possession and whether prepared by the Executive or others that constitute Confidential Information or relate in any way to business of Employer. Executive will not make or retain any copies of the foregoing and will so represent to Employer upon Executive’s termination of employment. Furthermore, upon Executive’s termination of employment, Executive will return to Employer all computer hardware and/or software provided by or owned by Employer.

E.            Assignment of Inventions. Any Invention that Executive, either alone or with others makes, discovers, devises, conceives, reduces to practice, or otherwise possesses while employed by Employer shall be “works made for hire” as that term is defined in the United States Copyright Laws and the sole property of Employer. Executive further agrees to assign, and does hereby irrevocably assign, to Employer or Employer’s designee, Executive’s entire right, title and interest in: (i) all Inventions, (ii) all trademarks and copyrights in any of the Inventions, and any applications with respect thereto, and all of the goodwill appurtenant thereto, and (iii) all patent applications and patents with respect to any of the Inventions, including those in foreign countries, which Executive conceives or makes (whether alone or with others) while employed by Employer. Additionally, both while employed by Employer and afterwards, Executive agrees to execute and deliver at Employer’s expense any documents that Employer may reasonably consider necessary or helpful to assure the originality of all Inventions, obtain or maintain patents, trademarks, copyrights or any other registrations, whether during the prosecution of applications therefor or during the conduct of an interference, opposition, litigation or other matter (all related expenses to be borne by Employer), and to vest ownership in, transfer and convey, by assignment or otherwise, all right, title and interest in and to such items to Employer.

Employment Agreement

8.            Restrictive Covenants.

A.            Limitation on Competition. During the term of Executive’s employment and for a period of one (1) year after the termination of such employment for any reason (the “Restricted Period”), Executive shall not, engage directly or indirectly, either personally or as an Executive, partner, associate partner, owner, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business which is competitive with the business of Employer. For purposes of this covenant, a business will be deemed competitive if it is conducted in whole or in part within any geographic area wherein Employer is engaged in marketing its products, and if it involves the design or manufacture of products for the aerospace industry that are the same or substantially similar to those designed or manufactured by Employer or if it is in any manner competitive, as of the date of cessation of the Executive’s employment, with any business then being conducted by Employer or as to which Employer has then formulated definitive plans to enter;

B.            Non-Solicitation of Customers. During Executive’s employment and during the Restricted Period, Executive shall not, individually or collectively, as a participant in a partnership, sole proprietorship, corporation, limited liability corporation, or other entity, or as an operator, investor, shareholder, partner, director, Executive, consultant, manager, sales representative, independent contractor or advisor of any such entity, or in any other capacity whatsoever, either directly or indirectly (i) solicit any business from any Customer or assist any other entity in soliciting any business from any Customer; (ii) request or advise any Customer to withdraw, curtail, or cancel any of such Customer’s business or other relationships with Employer; or (iii) otherwise interfere with any relationship between Employer and any Customer. As used in this section, “Customer” shall mean any person or entity (and/or their respective affiliates or successors) with which Executive had substantial contact by reason of Executive’s employment with Employer and to which Employer rendered any services or sold anything of value to.

C.            Non-Solicitation of Suppliers. During Executive’s employment and during the Restricted Period, Executive shall not induce or attempt to induce any salesman, distributor, supplier, manufacturer, representative, agent, jobber or other person transacting business with Employer to terminate their relationship with or Employer, or to represent, distribute or sell products in competition with products of Employer; or

D.            Non-Solicitation of Employees. During Executive’s employment and during the Restricted Period, Executive shall not (i) participate, directly or indirectly, in or be materially involved in any manner in the hiring or any attempt to hire as an employee, officer, director, consultant, or advisor any person who is, at the time of such hiring or attempted hiring, or was within six (6) months of such hiring or attempted hiring, an employee of Employer; or (ii) otherwise, directly or indirectly, induce or attempt to induce any employee of Employer or of any affiliate of Employer to leave the employ of Employer.

Employment Agreement

E.            Reasonableness of Restrictions. It is the intention of the parties to restrict the activities of Executive under this Section 8 only to the extent necessary for the protection of legitimate business interests of Employer. Executive acknowledges that Executive’s covenant not to compete unfairly is necessary to protect the legitimate business interests of Employer, and that irreparable harm and damage will be done to Employer in the event that Executive competes unfairly with Employer. Executive has carefully read and considered the provisions of this Section titled “Restrictive Covenants” and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests of Employer. Executive further agrees and acknowledges that the geographic and durational limitations set forth herein are reasonable under the circumstances considering Executive’s access to Employer’s Confidential Information and customer relationships and other relevant factors, and agrees that Employer’s need for the protection afforded herein is greater than any hardship Executive might experience by complying with the terms set forth therein. However, the parties specifically covenant and agree that should any of the provisions set forth therein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.

F.            Tolling. In the event of a breach by Executive of this Section entitled “Restrictive Covenants,” then the restrictive periods referenced herein shall be tolled and shall begin to run or recommence running only at such time as the breach is alleviated or remedied.

9.             Remedies. In the event of the breach by Executive of any of the terms of this Agreement, notwithstanding anything to the contrary contained in this Agreement, Employer may terminate the employment of the Executive in accordance with the provisions of Section 5. It is further agreed that any breach or evasion of any of the terms of this Agreement by Executive will result in immediate and irreparable injury to Employer and will authorize recourse to injunction and/or specific performance as well as to other legal or equitable remedies to which Employer may be entitled. In addition to any other remedies that it may have in law or equity, Employer also may require an accounting and repayment to Employer of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such breaches by the Executive or by a competitor’s business controlled, directly or indirectly, by the Executive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies by Employer shall not constitute a waiver of the right to pursue other available remedies. If either party shall commence a proceeding against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs and expenses of defense, as the case may be. The foregoing costs and expenses shall include reasonable attorneys’ fees.

Employment Agreement

10.          Assignability. This Agreement may be assigned by Employer to any other entity wholly-owned by Employer or to any other entity which purchases substantially all of the assets of Employer or acquires a majority of the stock of Employer. The services to be performed by Executive hereunder are personal in nature and, therefore, Executive shall not assign Executive’s rights or delegate Executive’s obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.

11.          Binding Effect; Third Party Beneficiaries. Subject to the provisions of Section 11, this Agreement shall inure to the benefit of and may be enforced by Employer and its successors or assigns, and it shall be binding upon Executive and Executive’s heirs, successors, and assigns. Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.

12.          Disclosure of Existence of Agreement. To preserve Employer’s rights under this Agreement, Employer may advise any third party of the existence of this Agreement and its terms, and Executive specifically releases and agrees to indemnify and hold Employer harmless from any liability for doing so.

13.          Governing Law. This Agreement shall be deemed for all purposes to have been made in the State of Missouri, notwithstanding either the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri

14.          Venue and Jurisdiction. The exclusive venue and jurisdiction for any litigation concerning this Agreement shall be in the Circuit Court for the 11th Judicial District, St. Charles County, Missouri, unless that court lacks jurisdiction, in which case such action shall be brought in the United States District Court for the Eastern District of Missouri. Any of the foregoing courts shall have personal jurisdiction over Executive and jurisdiction over matters arising out of this Agreement, and Executive hereby irrevocably waives any and all objections to personal jurisdiction, venue or convenience in the aforementioned courts.

15.          Waiver. No waiver by either party hereto of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or condition at the same or at any prior or subsequent time. Waiver by either party hereto of any breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof or as a waiver by any other entity.

16.          Severability. Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent. A court with jurisdiction over the matters contained in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law.

Employment Agreement

17.          Notices. All notices provided for in this Agreement shall be in writing and shall be given either (a) by actual delivery of the notice to the party entitled thereto or (b) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the party entitled thereto. The notice shall be deemed to have been received in case (a) on the date of its actual receipt by the party entitled thereto or in case (b) two (2) days after the date of its deposit with the United States Postal Service.

If to Employer:

LMI Aerospace, Inc.

411 Fountain Lakes Blvd.

St. Charles, MO 63301

Attn: General Counsel

and, if to the Executive, to:

David J. Wright

2091 Roselake Circle
Saint Peters, MO 63376

or to such other address as may be specified by either of the parties in the manner provided under this Section.

18.          Survival. All of those provisions of this Agreement that require performance by either party following termination of Employee’s employment shall survive any termination of this Agreement.

19.          General Interpretive Principles. This Agreement shall be construed without regard to any presumption or rule requiring construction against the drafting party. For purposes of this Agreement, except as otherwise expressly provided or unless context otherwise requires:

A.           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

B.           the terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to;”

C.           relative to the determining of any period of time, “from” means “from and including” and “to” and “through” mean “to and including;”

D.           “or,” “either” and “any” are not exclusive;

E.           the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” and

F.           the headings contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Employment Agreement

20.          Section 409A.

A.            This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A. In the event that any provision of this Agreement does not comply with the requirements of Section 409A, Employer, in exercise of its sole discretion and without consent of Executive, may amend or modify this Agreement in any manner to the extent necessary to meet the requirements of Section 409A.

B.            This Agreement is intended to comply with Section 409A or an exemption thereunder, and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made if such termination of employment constitutes a “separation from service” under Section 409A.

C.            Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified Executive,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of Executive’ s separation from service will not be paid until the first payroll date to occur following the six-month anniversary of Executive’s termination date (“Specified Executive Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period will be paid in a lump sum on the Specified Executive Payment Date without interest and, thereafter, any remaining payments will be paid without delay in accordance with their original schedule. If Executive dies during the six-month period, any delayed payments will be paid to Executive’s estate in a lump sum within thirty (30) calendar days after Executive’s death.

D.            Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement or any document contemplated herein is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Employment Agreement

21.          Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. A signature of a party by facsimile or other electronic transmission (including a .pdf copy sent by e-mail) shall be deemed to constitute an original and fully effective signature of such party.

22.           Entire Agreement; Amendments. The provisions hereof constitute the entire and only agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties hereto.

Signature page follows.

Employment Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on this 27th day of June, 2017.

EMPLOYER:	LMI AEROSPACE, INC.

	By:	/s/ Jennifer Alfaro

	Title:	Chief Human Resources Officer

EXECUTIVE:	/s/ David J. Wright
DAVID J. WRIGHT

Employment Agreement